Exhibit 99.B(d)(iv)

FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of June 21, 2018 by WATER ISLAND CAPITAL, LLC (“WIC”).

WHEREAS, The Arbitrage Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Water Island Credit Opportunities Fund (formerly The Arbitrage Credit Opportunities Fund) (the “Fund”) is a series thereof; and

WHEREAS, WIC serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement dated October 1, 2012 (the “Advisory Agreement”); and

WHEREAS, WIC desires to make a permanent reduction of its contractual fee rates under the Advisory Agreement for the Fund; and

WHEREAS, WIC represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, WIC, intending to be legally bound, agrees as follows:

1.                             Effective on the date hereof, WIC reduces permanently its contractual fee rate under the Advisory Agreement for the Fund as follows:

For the services provided and the expenses assumed by WIC pursuant to the Advisory Agreement, the Trust will pay to WIC, as full compensation therefor, a fee at the following annual rate of the Fund’s average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

FEE RATE %

First $250 million	Next $500 million	Over $750 million
0.95%	0.90%	0.85%

2.                             Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

3.                             This Fee Reduction Commitment shall be attached to and made a part of the Advisory Agreement.

4.                             The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, WIC has caused this instrument to be executed by its officers designated below as of the day and year first above written.

WATER ISLAND CAPITAL, LLC

		By:	/s/ John S. Orrico
(Authorized Officer)

ACCEPTED AND AGREED:

THE ARBITRAGE FUNDS

By:	/s/ John S. Orrico
Title:	President